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                                                                 EXHIBIT 11
                                                                 ----------

                       COMPUTER TASK GROUP, INCORPORATED
                       ---------------------------------




       Computation of fully diluted earnings per share under treasury stock method set forth in Accounting Principles Board Opinion No. 15.





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                COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                    UNDER TREASURY STOCK METHOD SET FORTH IN
                   ACCOUNTING PRINCIPLES BOARD OPINION NO. 15

                             (amounts in thousands)



                                                     Quarter Ended
                                                March 31,       April 1,
                                                 1995             1994
                                                ---------       --------
Average number of shares outstanding
     during period                                9,997          10,630
Add -- Incremental shares under
       stock options plans                          246              13
Less -- Incremental shares held by
        Stock Employee Compensation
        Trust                                     1,770               -
                                                -------         -------
Number of shares on which fully diluted
     earnings per share based                     8,473          10,643
                                                -------         -------

Net income for the period                       $ 1,594         $ 1,248

Primary earnings per share                      $  0.19         $  0.12
Fully diluted earnings per share                $  0.19         $  0.12


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